Exhibit 23. Consents of Experts and Counsel

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-52148 of Hudson Valley Holding Corp. on Form S-8 of our reports dated March 13, 2006, relating to the consolidated financial statements of Hudson Valley Holding Corp., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York

March 13, 2006